Exhibit 3.290

BYLAWS

OF

SHERIDAN HEALTHCARE OF CONNECTICUT, P.C.

(A Connecticut Professional Corporation)

I. CERTIFICATE OF INCORPORATION; PRINCIPAL OFFICE

1.1 Certificate of Incorporation. The name and purposes of SHERIDAN HEALTHCARE OF CONNECTICUT, P.C. (the “Corporation”) shall be as set forth in the Certificate of Incorporation of the Corporation in effect from time to time (the “Certificate”). These Bylaws, the powers of the Corporation and of the Shareholder, the Directors and the Officers, and all matters concerning the conduct and regulation of the affairs of the Corporation shall be subject to the Certificate.

1.2 Principal Office. The principal office of the Corporation shall be as determined by the Board of Directors from time to time.

II. DEFINITIONS

As used in these Bylaws, unless the context otherwise requires:

2.1 “Act” means the Connecticut Business Corporation Act, as amended from time to time.

2.2 “Board of Directors” or “Board’’ means the group of persons vested with the management of the affairs of the Corporation. “Director,” when capitalized, means an individual member of the Board of Directors.

2.3 “Officer,” when capitalized, means an officer of the Corporation as provided under Article V hereof.

2.4 “Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

2.5 “Shareholder,” when capitalized, means the sole shareholder of the Corporation.

III. SHARES AND SOLE SHAREHOLDER

3.1 Shares. The Corporation shall have one (1) class of stock, composed of One Thousand (1,000) shares of common stock (the “Shares”). The par value of each Share shall be One Hundredth Dollar ($.01). All outstanding Shares shall be represented by certificates signed by the Corporation’s President or Vice President and by the Corporation’s Secretary, Assistant Secretary, Treasurer or Assistant Treasurer.

3.2 Sole Shareholder. Unless otherwise agreed by the Board of Directors, the Corporation shall have one shareholder, who shall be Gilbert Drozdow, M.D., and the Shares held by him shall not be transferable under any circumstances except to the Corporation. The Shareholder shall have all the shareholder rights conferred by law, the Certificate and these Bylaws.

3.3 Action by Shareholder. Except as otherwise provided by the Certificate or by applicable law, any action that may be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken or to be taken, is executed by the Shareholder. Said consent shall be filed with the minutes of the meetings of the Corporation and shall be treated for all purposes as a unanimous vote of the shareholders of the Corporation at a meeting duly called and held.

3.4 Annual Meeting. The annual meeting of shareholders shall be held at such time, within the first six (6) months of each year, as the Board of Directors shall determine. The Secretary of the Corporation (the “Secretary”) shall give notice of such meeting by mailing to the Shareholder, no fewer than ten (10) nor more than sixty (60) days prior to said meeting, a copy of the call of the meeting. The annual election of the Board of Directors by the Shareholder shall be take place at the annual meeting.

3.5 Special Meetings. Special meetings of shareholders may be called at any time by the Board of Directors. Notice of any such meeting thus called, stating the purpose thereof, shall be given by the Secretary in the manner above provided for annual meetings, no less than ten (10) more than sixty (60) days before the date of such meeting.

IV. BOARD OF DIRECTORS

4.1 Management. To the fullest extent permitted by law, the Certificate or these Bylaws, the powers of the Corporation shall be vested in the Board of Directors, which shall have charge, control and management of the property, affairs, and funds of the Corporation; and the Board shall have the power and authority to do and perform all acts and functions not inconsistent with these Bylaws, the Certificate, or applicable law. Subject to the applicable provisions of the Act, the Board may by general resolution delegate to committees of its own number or to Officers or agents of the Corporation such powers as it sees fit. If at any time the Board of Directors consists of any Directors not licensed to practice medicine in the State of Connecticut, the Corporation shall vest the responsibility for decisions relating to the practice of medicine in Directors who are licensed by the State of Connecticut to practice medicine and delegating to such Directors authority to decide all such issues.

4.2 Number, Election and Qualification. The Board of Directors shall consist of at least one (1) and no more than five (5) individuals. Directors shall be elected by the Shareholder at the annual meeting of shareholders. The number of individuals constituting the Board of Directors from time to time shall be fixed by resolution of the shareholders at each annual meeting thereof. In the absence of such resolution, the Board shall consist of that number of Directors elected at such meeting. Directors shall be natural persons who are eighteen (18) years of age or older, but need not be shareholders, citizens of the United States, or residents of the State of Connecticut; provided, however, that at all times, at least one (1) member of the Board of Directors shall be licensed to practice medicine in the State of Connecticut.

4.3 Term and vacancies. Each Director shall serve until the next annual meeting of shareholders and until such Director’s successor is duly elected and qualified, or until such Director sooner dies, resigns, is removed or is otherwise disqualified as a Director. The Board of Directors may, at any meeting, elect a successor Director to serve the unexpired term of a Director who dies, resigns, is removed or is otherwise disqualified. If the Directors remaining in office constitute less than a quorum of the Board of Directors, the vacancy may be filled by the affirmative vote of a majority of the Directors remaining in office. Directors shall have and may exercise all of their powers notwithstanding the existence of one (1) or more vacancies in their number.

4.4 Resignation and Removal. A Director may resign at any time by giving written notice of such resignation to the Board of Directors or the Secretary. Such resignation shall be effective at the time specified therein, or if no time is specified, upon receipt by the Secretary. The acceptance of such resignation shall not be necessary to make it effective, unless otherwise specified in the resignation. A Director may be removed by the Shareholder, with or without cause, by written consent or at a special meeting called at least in part for such purpose. Notice of the proposed removal must be given in the notice of any such meeting.

4.5 Annual Meeting. The Board of Directors shall meet annually immediately following the annual meeting of Shareholders. If the annual meeting of the Board of Directors is for any reason not held on the date determined in accordance with this Section, a special meeting in lieu of the annual meeting may be held with the force and effect of the annual meeting.

4.6 Special Meetings. Special meetings of the Board of Directors may be called by the Board of Directors or the Shareholder at any time and shall be called by the Secretary whenever requested to do so in writing by the President or by at least one third (1/3) of the Directors. Special meetings shall be held on such date(s) and at such place(s) and time(s) as shall be designated in the notice thereof.

4.7 Notice and Place of Meetings. The Secretary shall give notice of the date, time and place of each special meeting of the Board of Directors in writing or by telephone at least forty-eight (48) hours prior to such meeting, or such lesser time as may be necessary in the circumstances. Except as set forth in Section 4.4 above or in Article VIII below, neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. The Board of Directors may hold meetings in or outside of the State of Connecticut at such place(s) and time(s) as shall be fixed by the Board of Directors.

4.8 Waiver of Notice. A Director may waive any notice of any meeting of the Board, whether such notice is required by statute, the Certificate or these Bylaws. Such waiver shall be in writing, may be executed before, during or after the date and time of the meeting, shall be signed by the Director entitled to the notice, and shall be filed with the minutes of the Corporation. Notwithstanding the foregoing, a Director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless such Director at the beginning of the meeting, or promptly upon his or her arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for, or assent to action taken at, the meeting.

4.9 Quorum and Voting. A majority of the prescribed number of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. Each Director shall be entitled to one (1) vote. The vote of at least a majority of the Directors present at a meeting at which a quorum is present at the time of the vote shall constitute action at a meeting of the Board of Directors, unless a greater proportion is required by law, the Certificate, or these Bylaws. In the absence of a quorum, a majority of the voting Directors present at any such meeting may adjourn the meeting from time to time and notice of such adjourned meeting shall be given by the Secretary in accordance with Section 4.7 hereof. The Board of Directors may permit any or all Directors to participate in a meeting by, or conduct the meeting through use of, any means of communication by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in meeting by this means is deemed to be present in person at the meeting.

4.10 Presumption of Assent. A Director who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be conclusively presumed to have assented to the action taken unless the Director’s dissent is entered in the minutes of the meeting or unless the Director files a written dissent to such action with the person acting as the secretary of the meeting before the adjournment of the meeting or forwards such dissent by registered or certified mail, or by commercial or private courier, to the Secretary within one (1) business day after the adjournment of the meeting. Such right to dissent does not apply to a Director who voted in favor of such action.

4.11 Informal Action. Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting if all the Directors consent to the action in writing. Such written consents shall be filed with the records of the meetings of the Board of Directors and shall be treated for all purposes as votes at a meeting duly called and held.

4.12 Compensation. By resolution of the Board of Directors, irrespective of any personal interest of any of the members, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors but shall not be paid any other compensation for their services as Directors. Neither such payments for expenses nor the foregoing prohibition on other compensation shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor, consistent with the conflict of interest provisions of Article VII.

4.13 Committees. The Board of Directors may elect an executive committee and other committees consisting of two (2) or more members of the Board of Directors, and the Directors may, to the extent permitted by law and these Bylaws, delegate to any such committee or committees some or all of their powers. The provisions of these Bylaws governing meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements, apply to such committees and their members as well. All committees of the Board shall be responsible to the Board. The foregoing notwithstanding, no committee shall have power to:

(a)	Authorize distributions;

(b)	Approve or propose to the Shareholder actions that require shareholder approval under the Act;

(c)	Fill vacancies on the Board or on any of its committees;

(d)	Elect or remove Officers or fill vacancies in any such offices;

(e)	Amend the Certificate or adopt, amend or repeal these Bylaws;

(f)	Approve a plan of merger not requiring shareholder approval;

(g)	Authorize or approve reacquisition of the Shares, except according to a formula or method prescribed by the Board;

(h)	Authorize or approve the issuance or sale or contract for sale of the Shares, or determine the designation and relative rights, preferences and limitations of a class or series of the Shares, except that the Board may authorize a committee or an Officer of the Corporation to do so within limits specifically prescribed by the Board;

(i)	Change the principal office of the Corporation; or

(j)	Authorize or approve the borrowing or lending of money on behalf of the Corporation in excess of $50,000.

V. OFFICERS

5.1 Designation, Election and Term of Office. The Officers of the Corporation shall be a President, a Secretary, a Treasurer, and such other Officers as the Board of Directors may elect, with such powers, duties and terms of office as it from time to time may determine. Each Officer shall be elected by the Board of Directors at the annual meeting of the Board of Directors, or such other meeting as may be held in lieu thereof, to serve until the next annual meeting of the Board of Directors and until the Officer’s successor is duly elected and qualified, or until the Officer sooner dies, resigns or is removed. Any Officer may also serve as a Director. Any two (2) or more offices may be held by the same person.

5.2 President. The President shall be a physician licensed to practice medicine in the State of Connecticut. He or she shall be responsible for the day-to-day operation and management of the business and affairs of the Corporation, consistent with applicable state and federal law. The President shall have all necessary authority and responsibility over all the activities and departments of the Corporation, subject to these Bylaws, the Certificate, such policies as may be adopted by the Board or by any of its committees to which the Board has delegated power for such action, and applicable law. He or she shall act as the duly authorized representative of the Board in all matters in which the Board has not formally designated some other person to so act. He or she shall be responsible for the signing of all official documents and shall have general executive supervision of the business and affairs of the Corporation. The President shall hold office at the pleasure of the Board and shall be subject to its direction in all respects.

5.3 Treasurer. The Treasurer shall supervise and be responsible for the financial affairs of the Corporation in accordance with prudent business and accepted accounting practices and subject to the direction of the Board of Directors. He or she shall be responsible for full and accurate accounts of assets, liabilities, receipts and disbursements and other transactions of the Corporation. In general, he or she shall perform all the duties incident to the office of Treasurer and such other duties as may be assigned to him or her by the Board or by the President from time to time.

5.4 Secretary. The Secretary shall act as secretary of and shall keep the minutes of all meetings of the Board and shareholders. The Secretary shall cause notice to be given to the Shareholder and the Directors of all meetings as required in these Bylaws. The Secretary shall be custodian of the seal of the Corporation and shall affix the seal, or cause it to be affixed, to documents executed by the Corporation when required. The Secretary shall be responsible for the records of the Corporation. In general, he or she shall perform all the duties incident to the office of Secretary and such other duties as may be assigned to him or her by the Board or by the President from time to time.

5.5 Compensation. The compensation of the Officers, if any, shall be fixed from time to time by the Board of Directors, and no Officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a Director.

5.6 Resignation and Removal. Any Officer may resign at any time by giving written notice of his or her resignation to the Board of Directors, the President or the Secretary. Such resignation shall be effective at the time specified therein, or if no time is specified, upon receipt by the Board of Directors, the President or the Secretary. The acceptance of such resignation shall not be necessary to make it effective, unless otherwise specified in the resignation. Any Officer may be removed from office at any time with or without cause by the Board of Directors, without prejudice to such Officer’s contract rights, if any. Election or appointment of an Officer shall not of itself create contract rights.

5.7 Vacancies. The Board of Directors may, at any meeting, elect a successor Officer to serve the unexpired term of an Officer who dies, resigns or is removed, provided that such successor meets all qualifications for such office set forth in these Bylaws.

VI. INDEMNIFICATION OF OFFICERS AND DIRECTORS; INSURANCE;

LIMITATION OF LIABILITY

6.1 Indemnification. The Corporation shall indemnify and advance expenses to each person who is or was a Director of the Corporation (and the heirs, executors, administrators and personal representatives of each such person) against or with respect to liability incurred in any Proceeding arising out of or relating to any action taken, or any failure to take any action, as a Director or, while a Director of the Corporation, when serving, at the Corporation’s request, as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, except liability that

(a) involved a knowing and culpable violation of law by the Director, (b) enabled the Director or an associate, as defined in Connecticut General Statutes (“C.G.S.”) Section 33-840, to receive an improper personal gain, (c) showed a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to the Corporation or (e) created liability under C.G.S. Section 33-757. The Corporation shall indemnify and advance expenses to each person who is or was a shareholder or Officer of the Corporation (and the heirs, executors, administrators and personal representatives of each such person) to the same extent as a Director. Except to the extent otherwise required by the Act, any determination regarding the availability or scope of indemnification or advances of expenses under this Section 6.1 shall be conclusively determined by the Board of Directors, upon such advice of counsel as it deems appropriate under the circumstances.

6.2 Insurance. The Corporation shall purchase and maintain insurance, to the extent available at reasonable cost in the judgment of the Board of Directors from time to time, on behalf of each person subject to rights of indemnification and advances of expenses under the foregoing Section 6.1 with respect to the liability there addressed, whether or not the Corporation would have power to indemnify such person against such liability under the Act. The scope of coverage and the limits of liability under any such insurance shall be determined by the Board in its sole discretion.

6.3 Limitation of Directors Liability. The personal liability of a Director to the Corporation or its shareholders for monetary damages for breach of duty as a Director shall be no greater than the amount of compensation received by the Director for serving the Corporation during the year of the violation, provided that such breach did not (a) involve a knowing and culpable violation of law by the Director, (b) enable the Director or an associate, as defined in C.G.S. Section 33-840, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to the Corporation, or (e) create liability under C.G.S. Section 33-757.

VII. CONFLICTS OF INTEREST

Directors’ action involving conflicts of interest shall be conducted pursuant to the provisions of Part VIII (F) of the Act regarding directors’ conflicting interest transactions (C.G.S. Section 33-781 et seq.), except to the extent such action is subject to a conflict of interest policy or other practice or procedure established by the Board. No Director, Officer, employee or agent of the Corporation shall enter into, or have any direct or indirect interest in, any contract or transaction with the Corporation except at arm’s length and on commercially reasonable terms.

VIII. AMENDMENTS

Except to the extent otherwise provided by the Act, the Corporation’s Board of Directors may by affirmative vote of two-thirds (2/3) of the Directors present at any annual or special meeting of the Board replace, amend or repeal these Bylaws, provided that a copy or summary of any such proposed change shall have been published in a written notice calling such meeting. Notwithstanding the foregoing provision, the Shareholder may amend, replace, or repeal these Bylaws as provided by applicable law, provided that the Shareholder notifies the Board of Directors in writing of the Shareholder’s intent to do so at least thirty (30) days prior to taking any such action.

I HEREBY CERTIFY that the foregoing Bylaws of SHERIDAN HEALTHCARE OF CONNECTICUT, P.C. are the Bylaws duly adopted by the sole director of the Corporation pursuant to a Written Consent in Lieu of First Meeting of Board of Directors dated as of January 27, 2003.

/s/ Gilbert Drozdow
Gilbert Drozdow, Corporation Secretary

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